Exhibit 99.1

VITAL THERAPIES ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, May 9, 2016 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute forms of liver failure, today announced results for the first quarter ended March 31, 2016.

Key Recent Developments

•
Opened the eighth site for VTL-308, the Company’s phase 3 randomized, controlled, open-label trial, designed to evaluate the ELAD System in subjects with severe acute alcoholic hepatitis (sAAH). The Company expects to have most of the 40 sites targeted for participation opened for enrollment by the fourth quarter and continues to anticipate enrollment of the trial’s first subject during the current quarter.

•	Raised net proceeds of $6.6 million through April 30, 2016 under an existing “at-the-market,” or ATM, sales agreement. The Company sold 763,234 shares at an average price of $9.03 through this period.

First Quarter 2016 Financial Results

Cash Position

Cash and cash equivalents at March 31, 2016, totaled $77.9 million compared to $83.4 million at December 31, 2015. The Company believes its cash position is sufficient to fund the Company into the first quarter of 2018.

Results of Operations

Three Months Ended March 31, 2016

The Company reported a net loss of $9.6 million for the quarter ended March 31, 2016, which compared with a net loss of $14.8 million for the same prior year period. This resulted in a net loss attributable to common stockholders of $0.31 per share for the three months ended March 31, 2016, as compared to a net loss of $0.62 per share for the corresponding period in 2015, on both a basic and diluted basis. These per share figures are based on weighted-average common shares outstanding of 30,563,088 shares and 23,972,599 shares, respectively, with the increase in common shares outstanding at March 31, 2016 resulting from the Company’s follow-on offering in the fourth quarter of 2015 and from shares issued under the Company’s ATM sales agreement.

Research and development expenses decreased to $6.9 million during the three months ended March 31, 2016 as compared to $11.8 million in the three months ended March 31, 2015. This was primarily due to a reduction in clinical trial and related manufacturing and consulting costs in comparison to the prior year period. General and administrative expenses were $2.8 million for the three months ended March 31, 2016, compared to $3.1 million in the prior year period.

15010 Avenue of Science, Suite 200, San Diego, California, USA 92128
Tel 858.673.6840 • Fax 858-673-6843
www.vitaltherapies.com

Conference Call Details

Vital Therapies will host a conference call to discuss these results and provide a corporate update tomorrow, May 10, 2016, at 4:30 p.m. ET, which will be open to the public. The conference call dial-in numbers are (855) 765-5682 for domestic callers and (919) 825-3204 for international callers. The conference ID number for the call is 2021155. Participants may access the live webcast via a link on the Vital Therapies website in the Investor Relations section under “Events” at: http://ir.vitaltherapies.com/.

For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 2021155.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of acute forms of liver failure. The Company’s ELAD System is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning or implying the timing and conduct of our clinical trials, including the timing of subject enrollment, site openings, accomplishment and timing of certain development goals including regulatory determinations and filings, and our projected cash runway. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, the success or failure of our clinical trials and development programs; whether a single phase 3 clinical trial will be sufficient to support U.S. Food and Drug Administration approval of a biologics license application or whether the FDA will require us to conduct additional clinical trials; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product and open-label clinical trials; whether or when we begin building any significant commercial infrastructure; our limited experience in conducting pivotal clinical trials and significant issues regarding our clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; and the sufficiency of funding. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Quarterly Report on Form 10-Q for the quarter ended March

31, 2016. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Contact:

Vital Therapies, Inc.
Al Kildani
Vice President, Investor Relations and Business Development
858-673-6840
akildani@vitaltherapies.com

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$77,876	$83,416
Restricted cash, prepaid expenses and other current assets	1,363	1,672
Property and equipment, net	3,428	3,809
Other assets	253	184
Total assets	$82,920	$89,081

Accounts payable, accrued expenses and other current liabilities	$4,816	$6,655
Long-term liabilities	56	101
Stockholders' equity	78,048	82,325
Total liabilities and stockholders' equity	$82,920	$89,081

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$6,857	$11,753
General and administrative	2,799	3,064
Total operating expenses	9,656	14,817
Loss from operations	(9,656)	(14,817)
Other income	67	59
Net loss	$(9,589)	$(14,758)

Net loss per share, basic and diluted	$(0.31)	$(0.62)
Weighted-average common shares
outstanding, basic and diluted	30,563,088	23,972,599

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